UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2014

Northfield Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-35791	80-0882592
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

581 Main Street, Woodbridge, New Jersey	07095
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (732) 499-7200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 28, 2014, Northfield Bank, (the “Bank”) the wholly owned subsidiary of Northfield Bancorp, Inc., (the “Company”) approved amended and restated employment agreements with President and Chief Operating Officer, Steven M. Klein, and Executive Vice President, Kenneth J. Doherty, effective July 1, 2014. Pursuant to the review provided for in each agreement, the agreements were extended for an additional year so that the term of the agreements remains three years. Mr. Doherty’s agreement was amended to provide that if employment is terminated during the term of the agreement by the Bank without Cause (as defined) or Mr. Doherty resigns for Good Reason (as defined), including such a termination following a Change in Control (as defined), Mr. Doherty will receive a severance payment equal to the amount of the remaining payments that Mr. Doherty would have earned as Base Salary if he had continued his employment with the Bank for a twenty-four month period following his termination of employment and had earned a bonus and/or incentive award in each year equal in amount to the average bonus and/or incentive award earned by him (or the highest bonus or incentive award earned in the event of a change in control) over the two calendar years preceding the year in which termination occurs.

In addition, the employment agreements were revised to provide a disability benefit equal to one year of Base Salary, as adjusted, as provided in the agreements, plus one year of non-taxable medical, dental and other health benefits. The non-compete and non-solicitation provisions of the agreements were also revised to provide a one-year non-solicitation requirement upon any termination of employment under the agreement (or two years for Mr. Klein if he is receiving a severance payment under the employment agreement) and a one-year non-compete requirement (two years in case of Mr. Klein) if the executive receives a severance payment under the agreement (other than a severance payment following a change in control). In addition, in the event of his termination of employment Mr. Klein will offer to submit his resignation from the boards of directors of the Bank and the Company.

Also on May 28, 2014, William R. Jacobs entered into an employment agreement with the Bank. Mr. Jacobs employment agreement is substantially similar to those entered into with Messrs. Klein and Doherty. The following is a summary of the employment agreement, which is attached as Exhibit 10.3, and this summary is qualified by reference to the agreement.

The employment agreement provides for an annual Base Salary of $200,000, which may be increased but not decreased. In addition, Mr. Jacobs will be entitled to receive an annual cash bonus depending on the Company’s performance against certain metrics established by the Compensation Committee from time to time. Mr. Jacobs will be entitled to to participate in all company benefits that are generally made available to executive officers of the Company and the Bank, to the extent permissible under the general terms and provisions of such plans or programs, and other perquisites approved by the Boards of the Company or the Bank.

The employment agreement has a term of three years, and provides that the Board of the Bank may extend the agreement for an additional period, unless written notice of non-renewal is given by the Board after conducting an annual performance evaluation. The employment agreement provides that if Mr. Jacobs’ employment is terminated during the term by the Bank without Cause (as defined) or Mr. Jacobs resigns for Good Reason (as defined), including such a termination following a Change in Control (as defined), Mr. Jacobs will receive a severance payment equal to the amount of the remaining payments that Mr. Jacobs would have earned as Base Salary if he had continued his employment with the Bank for a twenty-four month period following the date of his termination of employment and had earned a bonus and/or incentive award in each year equal in amount to the average bonus and/or incentive award earned by him (or the highest bonus or incentive award earned in the event of a change in control) over the two calendar years preceding the year in which termination occurs, as well as continued medical, dental and disability coverage for a period of twenty-four months. In the event of his disability while employed, Mr. Jacobs will also be entitled to a disability benefit equal to one year’s base salary (as adjusted as set forth in the agreement) and one year of non-taxable medical, dental and other health benefits. He will also be subject to one-year non-solicitation and one-year non-compete provisions on the same terms as set forth in the agreements for Messrs. Klein and Doherty.

The amended and restated employment agreements for Messrs. Klein and Doherty and the employment agreement for Mr. Jacobs are filed as exhibits to this Current Report on Form 8-K.

Item 9.01.    Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

Exhibit No.	Exhibit
10.1	Employment Agreement with Steven M. Klein, dated July 1, 2014
10.2	Employment Agreement with Kenneth J. Doherty, dated July 1, 2014
10.3	Employment Agreement with William R. Jacobs, dated July 1, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NORTHFIELD BANCORP, INC.
DATE: June 2, 2014	By:	/s/ William R. Jacobs
William R. Jacobs
Chief Financial Officer
(Principal Financial and Accounting Officer)